PROMISSORY NOTE
AND SECURITY AGREEMENT

US $150,000.00 Las Vegas, Nevada
February 26, 2010

For good and valuable consideration, GO ALL IN, INC., a Nevada corporation, (“Maker”), hereby makes and delivers this Promissory Note and Security Agreement (this “Note”) in favor of KORE NUTRITION INCORPORATED a Nevada corporation (“Holder”), and hereby agree as follows:

1.  Principal Obligation and Interest.  For value received, Maker promises to pay to Holder at 200 – 736 Granville Street, Vancouver, British Columbia, Canada V6Z 1G3, or at such other place as Holder may designate in writing, in currently available funds of the United States, the principal sum of ONE HUNDRED AND FIFTY THOUSAND DOLLARS ($150,000.00).  Makers’ obligation under this Note shall accrue simple interest at the rate of SEVEN AND ONE-HALF percent (7.5%) per month from the date hereof until paid in full.

2.  Payment Terms. Maker agrees to remit payment in full of all principal and interest due hereunder to Holder on the earlier of (i) September 1, 2010; and (ii) the date on which the Maker or the Holder terminates the Share Exchange Agreement between the Maker, the Holder and the shareholders of the Maker dated February 26, 2010, in accordance with Section 12 of such agreement (the “Maturity Date”). Maker shall have the right to prepay all or any part of the principal under this Note without penalty.

3.  Grant of Security Interest.  As collateral security for the prompt, complete, and timely satisfaction of all present and future indebtedness, liabilities, duties, and obligations of Maker to Holder evidenced by or arising under this Note, and including, without limitation, all principal and interest payable under this Note, any future advances added to the principal amount due hereunder, and all attorneys’ fees, costs and expenses incurred by Maker in the collection or enforcement of the same (collectively, the “Obligations”), Maker hereby pledges, assigns and grants to Holder a continuing security interest and lien in all of Makers’ right, title and interest in and to the property, whether now owned or hereafter acquired by Makers and whether now existing or hereafter coming into existence or acquired, described on Exhibit “A” attached hereto and incorporated herein by this reference (collectively, the “Collateral”).  As applicable, the terms of this Note with respect to Maker’s granting of a security interest in the Collateral to Holder shall be deemed to be a security agreement under applicable provisions of the Uniform Commercial Code (“UCC”), with Makers as the debtors and Holder as the secured party.

4.  Perfection.  Upon the execution and delivery of this Note, Maker authorizes Holder to file such financing statements and other documents in such offices as shall be necessary or as Holder may reasonably deem necessary to perfect and establish the priority of the liens granted by this Note. Maker agrees, upon Holder’s request, to take all such actions as shall be necessary or as Lender may reasonably request to perfect and establish the priority of the liens granted by this Note.

5.  Conversion of Note.

a.  Conversion of Note into Common Shares of the Maker.  In the event that the Maker has not repaid the entire principal amount and all accrued interest thereon by the Maturity Date, the Holder shall be entitled to convert any outstanding principal amount and all accrued but unpaid interest thereon into common shares in the capital of the Maker (the “Maker Conversion Shares”) at the conversion price of $0.50 per share.

b.  Conversion of Note into Common Shares of the Holder.  In the event that the Holder terminates the Share Exchange Agreement in accordance with Section 12 thereof, the Maker shall be entitled to convert any outstanding principal amount and all accrued but unpaid interest thereon into common shares of the Holder (the “Holder Conversion Shares” and together with the Maker Conversion Shares, the “Conversion Shares”) at the conversion price of $0.50 per share.

c.  Manner of Exercise of Right to Convert.  The Holder or the may exercise its rights to convert under this Section 5 by sending to the other party at its principal address a notice (the “Notice”) exercising its right to convert in accordance with the provisions of this Section 5.  Upon receipt of the Notice, the delivering party (being the “Converting Party”) shall be entered in the books of the other party (being the “Issuing Party”) as at the date of conversion as the holder of such number of Conversion Shares into which the outstanding principal amount and all accrued but unpaid interest thereon is convertible and, as soon as practicable, and, in any event, no more than 10 days after delivery of the Notice by the Converting Party, the Issuing Party shall deliver to the Converting Party a certificate or certificates for such Conversion Shares.

d.  Conversion Shares.  The Conversion Shares issued upon such conversion shall rank only in respect of dividends declared in favour of shareholders of record on and after the date of conversion or such later date as the Converting Party becomes the holder of record of Conversion Shares pursuant to this Section 5.  As of and from the applicable date, the Conversion Shares so issued shall, for all purposes, be and be deemed to be issued and outstanding as fully paid and non-assessable Corporation Conversion Shares or Holder Conversion Shares, as applicable.

6.  Representations and Warranties of Maker.  Maker hereby represents and warrants the following to Holder:

(a) Maker and those executing this Note on its behalf have the full right, power, and authority to execute, deliver and perform the Obligations under this Note, which are not prohibited or restricted under articles of incorporation of the Maker.  This Note has been duly executed and delivered by an authorized officer of the Maker and constitutes a valid and legally binding obligation of the Maker enforceable in accordance with its terms.

(b) The execution of this Note and Maker’s compliance with the terms, conditions and provisions hereof does not conflict with or violate any provision of any agreement, contract, lease, deed of trust, indenture, or instrument to which Maker is a party or by which Maker is bound, or constitute a default thereunder or result in the imposition of any lien, charge, encumbrance, claim or security interest of any nature whatsoever upon any of the Collateral.

(c) The security interest granted hereby in and to the Collateral constitutes a present, valid, binding and enforceable security interest as collateral security for the Obligations, and, except as to leased equipment or purchase-money encumbrances existing as of the date of this Note as expressly disclosed to Holder in writing, such interests, upon perfection, will be senior and prior to any liens, encumbrances, charges, title defects, interests and rights of any others with respect to such Collateral.

7. Covenants of Makers.  For so long as any Obligations remain outstanding, Makers shall not sell, assign or transfer any of the Collateral, or any part thereof or interest therein.

8.  Use of Collateral.  For so long as no event of default shall have occurred and be continuing under this Note, Maker shall be entitled to use and possess the Collateral and to exercise its rights, title and interest in all contracts, agreements, and licenses subject to the rights, remedies, powers and privileges of Holder under this Note and to such use, possession or exercise not otherwise constituting an event of default.

Notwithstanding anything herein to the contrary, Maker shall remain liable to perform its duties and obligations under the contracts and agreements included in the Collateral in accordance with their respective terms to the same extent as if this Note had not been executed and delivered; the exercise by Holder of any right, remedy, power or privilege in respect of this Note shall not release the Maker from any of its duties and obligations under such contracts and agreements; and Holder shall have no duty, obligation or liability under such contracts and agreements included in the Collateral by reason of this Note, nor shall Holder be obligated to perform any of the duties or obligations of Maker under any such contract or agreement or to take any action to collect or enforce any claim (for payment) under any such contract or agreement.

9.  Defaults.  The following events shall be defaults under this Note:

a.  Maker’s failure to remit any payment under this Note on before the date due, if such failure is not cured in full within five (5) days of written notice of default.

b.  Maker’s failure to perform or breach of any non-monetary obligation or covenant set forth in this Note if such failure is not cured in full within ten (10) days following delivery of written notice thereof from Holder to Maker;

c.  If  Maker is dissolved, whether pursuant to any applicable articles of incorporation, by-laws, and/or any applicable laws, or otherwise.

10.           Rights and Remedies of Holder.  Upon the occurrence of an event of default by Maker under this Note, then, in addition to all other rights and remedies at law or in equity, Holder may exercise any one or more of the following rights and remedies:

a.  Accelerate the time for payment of all amounts payable under this Note by written notice thereof to Maker, whereupon all such amounts shall be immediately due and payable;

b.  Pursue and enforce all of the rights and remedies provided to a secured party with respect to the Collateral under the Uniform Commercial Code; and

c.  Pursue any other rights or remedies available to Holder at law or in equity.

11.           Interest To Accrue Upon Default. Upon the occurrence of an event of default by Makers under this Note, the balance then owing under the terms of this Note shall accrue interest at the rate of  SEVEN AND ONE-HALF percent (7.5%) per month from the date of default until Holder is satisfied in full.

12.           Full Recourse.  The liability of Maker for the Obligations shall not be limited to the Collateral, and Maker shall have full liability therefor beyond the Collateral.

13.  Representation of Counsel.  Maker acknowledges that they have consulted with or have had the opportunity to consult with their legal counsel prior to executing this Note.  This Note has been freely negotiated by Maker and Holder and any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Note.

14. Choice of Laws; Actions.  This Note shall be constructed and construed in accordance with the internal substantive laws of the State of Nevada, without regard to the choice of law principles of said State.  Maker acknowledges that this Note has been negotiated in Clark County, Nevada.  Accordingly, the exclusive venue of any action, suit, counterclaim or cross claim arising under, out of, or in connection with this Note shall be the state or federal courts in Clark County, Nevada.  Maker hereby consents to the personal jurisdiction of any court of competent subject matter jurisdiction sitting in Clark County, Nevada.

15.  Usury Savings Clause.  Maker expressly agrees and acknowledges that Maker and Holder intend and agree that this Note shall not be subject to the usury laws of any state other than the State of Nevada.  Notwithstanding anything contained in this Note to the contrary, if collection from Maker of interest at the rate set forth herein would be contrary to applicable laws, then the applicable interest rate upon default shall be the highest interest rate that may be collected from Maker under applicable laws at such time.

16.  Costs of Collection.  Should the indebtedness represented by this Note, or any part hereof, be collected at law, in equity, or in any bankruptcy, receivership or other court proceeding, or this Note be placed in the hands of any attorney for collection after default, Maker agrees to pay, in addition to the principal and interest due hereon, all reasonable attorneys’ fees, plus all other costs and expenses of collection and enforcement, including any fees incurred in connection with such proceedings or collection of the Note and/or enforcement of Holder’s rights with respect to the administration, supervision, preservation or protection of, or realization upon, any Collateral securing payment hereof.

17.           Miscellaneous.

a.  This Note shall be binding upon Maker and shall inure to the benefit of Holder and its successors, assigns, heirs, and legal representatives.

b.  Any failure or delay by Holder to insist upon the strict performance of any term, condition, covenant or agreement of this Note, or to exercise any right, power or remedy hereunder shall not constitute a waiver of any such term, condition, covenant, agreement, right, power or remedy.

c.  Any provision of this Note that is unenforceable shall be severed from this Note to the extent reasonably possible without invalidating or affecting the intent, validity or enforceability of any other provision of this Note.

d.  In the event of any action at law or in equity to enforce this Note, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and costs from the unsuccessful party.

e.  This Note may not be modified or amended in any respect except in a writing executed by the party to be charged.

f.  Except as otherwise expressly provided in this Note, each party will pay for its own costs and expenses incurred in connection with this Note and the transactions contemplated by it.  The fees and expenses referred to in this section are those which are incurred in connection with the negotiation, preparation, execution and performance of this Note, and the transactions contemplated by this Note, including the fees and expenses of legal counsel, investment advisers and accountants.

g.  This Note may be executed in any number of counterparts (including counterparts by facsimile) and all such counterparts taken together will be deemed to constitute one and the same instrument. The party sending the facsimile transmission will also deliver the original signed counterpart to the other party, however, failure to deliver the original signed counterpart shall not invalidate this Note.

18.           Notices.   All notices required to be given under this Note shall be given as follows or at such other address as a party may designate by written notice to the other parties:

To the Maker at:
Go All In, Inc. 2505 Anthem Village, Suite E-460 Henderson, Nevada, USA 89052
Attention:	Jeffrey Todd
Telephone:
Facsimile:

With a copy, which shall not constitute notice, to:
Cane Clark LLP
3273 E. Warm Springs Rd. Las Vegas, Nevada, USA 89120
Attention:	Scott Doney
Telephone:	(702) 312-6255
Facsimile:	(702) 944-7100
To the Holder at:
Kore Nutrition Incorporated 200-736 Granville St Vancouver, BC V6Z 1G3
Attention:	Deanna Embury
Telephone:	(604) 685-6472
Facsimile:	(604) 685-5829
With a copy, which shall not constitute notice, to:
Clark Wilson LLP Barristers and Solicitors
Suite 800 – 885 West Georgia Street Vancouver, British Columbia, Canada V6C 3H1
Attention:	Virgil Z. Hlus
Telephone:	(604) 687-5700
Facsimile:	(604) 687-6314
A notice is deemed to be delivered and received (i) if sent by personal delivery, on the date of delivery if it is a business day and the delivery was made prior to 4:00 p.m. (local time in place of receipt) and otherwise on the next business day; (ii) if sent by same-day service courier, on the date of delivery if sent on a business day and delivery was made prior to 4:00 p.m. (local time in place of receipt) and otherwise on the next business day; (iii) if sent by overnight courier, on the next business day; or (iv) if sent by facsimile, on the business day following the date of confirmation of transmission by the originating facsimile. A party may change its address for service from time to time by providing a notice in accordance with the foregoing. Any subsequent notice must be sent to the party at its changed address. Any element of a party’s address that is not specifically changed in a notice will be assumed not to be changed.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.  THE NEXT PAGE IS THE SIGNATURE PAGE.]

IN WITNESS WHEREOF, this Note has been executed effective the date and place first written above.

GO ALL IN, INC.

By: /s/ Jeffrey Todd

Its: President

Print Name: Jeffrey Todd

Date: February 26, 2010

KORE NUTRITION INCORPORATED

By: /s/ Deanna Embury

Its: President

Print Name: Deanna Embury

Date: February 26, 2010

Exhibit “A”

Collateral

Each and all of the following in which Go All In, Inc. has any right, title, or interest, regardless of the manner in which such items are formally held or titled; all as defined in the Nevada Uniform Commercial Code - Secured Transactions (Nevada Revised Statutes (“NRS”) §§ 104.9101 et. seq.) as of the date of the Note, and as the same may be amended hereafter:

(1) Accounts, as defined in NRS 104.9102(1)(a)

(2) Cash proceeds, as defined in NRS 104.9102(1)(I)

(3) Chattel paper, as defined in NRS 104.9102(1)(k)

(4) Commercial tort claims, as defined in NRS 104.9102(1)(m)

(5) Commodity accounts and commodity contracts, as defined in NRS 104.9102(1)(n) and NRS 104.9102(1)(o), respectively,

(6) Deposit accounts, as defined in NRS 104.9102(1)(cc)

(7) Documents, as defined in NRS 104.9102(1)(dd)

(8) Electronic chattel paper, as defined in NRS 1049102(1)(ee)

(9) Equipment, as defined in NRS 104.9102(1)(gg)

(10) General intangibles, as defined in NRS 104.9102(1)(pp)

(11) Goods, as defined in NRS 104.9102(1)(rr)

(12) Instruments, as defined in NRS 104.9102(1)(uu)

(13) Inventory, as defined in NRS 104.9102(1)(vv)

(14) Investment property, as defined in NRS 104.9102(1)(ww)

(15) Letter-of-credit right, as defined in NRS 104.9102(1)(yy)

(16) Noncash proceeds, as defined in NRS 104.9102(1)(fff)

(17) Payment intangible, as defined in NRS 104.9102(1)(iii)

(18) Proceeds, as defined in NRS 104.9102(1)(lll)

(19) Promissory notes, as defined in NRS 104.9102(1)(mmm)

(20) Record, as defined in NRS 104.9102(1)(qqq)

                (21) Software, as defined in NRS 104.9102(1)(www)

(22) Supporting obligations, as defined in NRS 104.9102(1)(yyy)

(23) Tangible chattel paper, as defined in NRS 104.9102(1)(zzz)

(24) The following, as defined in NRS 104.9102(2): certificated securities, contracts for sale, leases, lease agreements, lease contracts, leasehold interests, letters of credit, negotiable instruments, notes, proceeds of letters of credit, securities, security certificates, security entitlements, and uncertificated securities.

In addition, the Collateral shall include all copyrights, all patents and patent applications (including the inventions and improvements described and claimed therein together with the reissues, divisions, continuations, renewals, extensions and continuations in-part thereof), all trade names, trademarks and service marks, logos, trademark and service mark registrations (including all renewals of trademark and service mark registrations, and all rights corresponding thereto throughout the world together, in each case, with the goodwill of the business connected with the use of, and symbolized by, each such trade name, trademark and service mark, but excluding any such registration that would be rendered invalid, abandoned, void or unenforceable by reason of its being included as part of the Collateral), all inventions, processes, production methods, proprietary information, know-how and trade secrets, all licenses or user or other agreements granted to the Makers with respect to any of the foregoing, in each case whether now or hereafter owned or used (including the licenses or other agreements with respect to any of the foregoing).